QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

RFS LOWERS SECOND QUARTER 2002 EARNINGS GUIDANCE AND AFFIRMS DIVIDEND

        Memphis, Tennessee, June 27, 2002—RFS Hotel Investors, Inc. (NYSE: RFS) today announced that it is lowering its second quarter earnings guidance as a result of continued softness in business travel and short term dilution from the June 4, 2002 sale of two million common shares. The Company stated that it expects revenue per available room (RevPAR) to decline 10% to 11% for the 2002 second quarter, compared to previous guidance of a 6% to 10% decline. Estimated FFO per share, for the quarter, was reduced to $0.36 to $0.38, compared to earlier guidance of $0.40 to $0.45.

        RFS operating results, since September 11, have been consistent with industry trends. Travel industry data shows that while leisure travel has returned to pre-September 11 levels, business travel has been slower to recover. This has adversely impacted many owners of upscale full-service hotels particularly in markets like Silicon Valley, where RFS has four hotels.

        The Company is utilizing the proceeds from the June 4, 2002, sale of common stock to redeem, on June 30, 2002, its 12 1/2% Series B Preferred Stock. This difference in timing of the two capital transactions results in an approximate $0.01 reduction in FFO per share in the second quarter. For the year, the impact of these capital transactions is neutral to FFO per share.

        Robert Solmson, chairman and chief executive officer of the Company, stated, "Current levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and the Company's low leveraged balance sheet permit us to affirm our dividend policy. We expect to pay dividends in 2002 aggregating $1.00 per share."

        The Company will update its earnings guidance for the remainder of 2002 during its second quarter earnings release on August 1, 2002.

        RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton®, Residence Inn by Marriott®, Hilton®, Doubletree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. By segment, RFS receives approximately 39% of its EBITDA from full service hotels, 35% from extended stay hotels, and 26% from limited service hotels. Additional information can be found on the Company's web site at www.rfshotel.com.

        Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.

QuickLinks

RFS LOWERS SECOND QUARTER 2002 EARNINGS GUIDANCE AND AFFIRMS DIVIDEND